RESTATED
                   CERTIFICATE OF INCORPORATION
                                OF
              SPECTRUM INFORMATION TECHNOLOGIES, INC.

                         ----------------


           The undersigned, Donald J. Amoruso, Chief Executive Officer and Chairman of the Board of the Debtors and Debtors in Possession (collectively, "Debtors") in the cases ("Chapter 11 Cases") filed in the United States Bankruptcy Court for the Eastern District of New York ("Bankruptcy Court"), entitled "In re Spectrum Information Technologies, Inc. and Spectrum Cellular Corporation," Chapter 11 Case Nos. 195 10690 260 and 195 10693 260, respectively, under Chapter 11 of Title 11, United States Code ("Bankruptcy Code"), pursuant to an Order, dated August 14, 1996, of the Bankruptcy ("Order"), hereby certifies that:

           1. The name of the Corporation is Spectrum Information Technologies, Inc. (hereinafter the "Corporation").

           2. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on April 1, 1987, under the name Spectrum Cellular Corporation.

           3. This Restated Certificate of Incorporation is authorized, pursuant to Sections 245 and 303 of the General Corporation Law of the State of Delaware (the "GCL"), by Order of the Bankruptcy Court upon confirmation of the Debtors' Plan of Reorganization, filed with the Bankruptcy Court on February 9, 1996, as amended (the "Plan"), a copy of which is attached hereto as Exhibit A, in the Chapter 11 Cases by the Bankruptcy Court and, upon filing with the Secretary of State in accordance with
Section 103 of the GCL, shall henceforth supersede the original Certificate of Incorporation and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Certificate of Incorporation of the Corporation. This Restated Certificate of Incorporation shall be effective on March 31, 1997.

           4. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                             ARTICLE I

                               Name

           The name of the Corporation (which is hereafter referred to as the "Corporation") is:

              Spectrum Information Technologies, Inc.

                            ARTICLE II

                              Address

           The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust
Company.

                            ARTICLE III

                              Purpose

           The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the
"GCL").

                            ARTICLE IV

                           Capital Stock

           A. Authorized Stock. The total number of shares of all classes which the Corporation shall have authority to issue is
13.5 million shares, of which 10 million shares, par value $.001 per share, shall be of a class designated "Common Stock", 1.5 million shares, par value $.001 per share, shall be of a class designated "Class A Stock", and 2 million shares, par value $.001 per share, shall be of a class designated "Preferred Stock".

           B. Non-Voting Stock Prohibited. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the Corporation shall not issue non-voting stock or similar securities.

           C. Liquidation Preference of Class A Stock. Until March 31, 1999, holders of Class A Stock shall have a liquidation preference over holders of Common Stock to the extent that, in the event that within two years of March 31, 1997, the Corporation again becomes a debtor in a bankruptcy case under Title 11 of the United States Code (the "Bankruptcy Code") (unless the case is an involuntary case and is dismissed before an order for relief is entered therein against the Corporation), interests of holders of Class A Stock will have priority in such proceedings over interests of holders of Common Stock.

           D.   Conversion of Class A Stock.

           (i) Until March 31, 1999, each holder of Class A Stock shall have the right to convert each of the shares of Class
      A Stock held by such holder into one share of Common Stock for the purposes of sale.

           (ii) Each outstanding share of Class A Stock that has not been converted into Common Stock pursuant to Subsection
      (i) above shall automatically convert into one share of Common Stock on March 31, 1999. The board of directors of the Corporation (the "Board of Directors") shall have the authority to make any determination of beneficial ownership and changes thereof required to effectuate this Section D of Article IV.

           (iii) The Corporation shall not be obligated to issue to any holder of Class A Stock certificates evidencing shares of Common Stock issuable upon the conversion of Class A
      Stock into Common Stock pursuant to either Subsection (i) or (ii) above until certificates evidencing the shares of Class A Stock are delivered to either the Corporation or any transfer agent of the Corporation. As promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Class A Stock to the Corporation or any transfer agent of the Corporation), the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock effective on the date of conversion.

           (iv) The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Class A Stock; provided, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the registered holder of the Class A Stock in respect of which such shares are being issued.

           (v) So long as there are any shares of Class A Stock outstanding, the Corporation shall reserve at all times, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Class A Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Class A Stock.

           E. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance from time to time in one or more series of any number of shares of Preferred Stock, and, by filing a certificate pursuant to the GCL (the "Preferred Stock Designation"), to establish the number of shares to be included in each series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

           (i) The designation of the series, which may be by distinguishing number, letter or title.

           (ii) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

           (iii) The voting rights, if any, of the holders of shares of the series.

           (iv) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series, and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends.

           (v) Dates at which dividends, if any, shall be payable.

           (vi) The redemption rights and price or prices, if any, for shares of the series.

           (vii) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the affairs of the Corporation.

           (viii) The terms and amount of any purchase, retirement or sinking fund provided for the purchase or redemption of shares of the series.

           (ix) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

           (x) Whether the issuance of additional shares of Preferred Stock shall be subject to restrictions as to issuance, or as to the powers, preferences or other rights of any other series.

           (xi) The right of the shares of such series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional stock (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation.

           (xii) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.

           The holders of Preferred Stock shall not have any preemptive rights except to the extent such rights shall be specifically provided for in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors.

           F. Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall have the right to cast one vote for each share for the election of Directors and on all other matters upon which stockholders are entitled to vote.

           G.   Voting.

           (i) As used in this Section G of Article IV, the following terms have the respective meanings as set forth below:

           "Allowed Claim" or "Allowed Interest" means a Claim against or Interest in either of the Debtors which entitles the holder of such Claim or Interest to receive Common
      Stock from a Disbursing Agent pursuant to the Plan.

           "Claim" means a claim as such term is defined in
      section 101(5) of the Bankruptcy Code.

           "Class Action Plaintiffs" means all plaintiffs in the Class Action Suits.

           "Class Action Settlement" means the settlement of the Class Action Suits pursuant to the terms authorized by the Final Order and Judgment, dated February 28, 1997, of the United States District Court for the Eastern District of New York granting the Motion for Approval of the Settlement of the Class Action Suits filed with such District Court on November 12, 1996.

           "Class Action Suits" means the securities class action litigation against the Corporation and certain of its officers and directors ( In Re Spectrum Information
      Technologies Litigation, No. 93 Civ. 2295 (FB)) that was settled pursuant to the Class Action Settlement.

           "Class Action Trust" means the trust established for the benefit of the Class Action Plaintiffs pursuant to the terms of the Class Action Settlement.

           "Class Action Trust Agreement" means the agreement governing the trust to be established as part of the Class
      Action Settlement.

           "Class Action Trustee" means the Trustee or Trustees appointed pursuant to the Class Action Trust Agreement.

            "Disbursing Agent" means the Corporation and/or any other person or persons that may be and are designated under the Plan or by the Corporation to disburse property pursuant to the Plan.

           "Disputed Claim" means any Claim or Interest, to the extent such Claim or Interest has not been allowed pursuant to the Plan.

           "Interest" means an equity security as defined in section 101(16) of the Bankruptcy Code.

           (ii) Authorized and issued shares of Common Stock held by a Disbursing Agent for distribution to the holder of an Allowed Claim or Allowed Interest shall not be voted in any election of directors of the Corporation, or any other matter requiring the vote of stockholders, until such time as such Common Stock has actually been distributed to holders of an Allowed Claim or Allowed Interest. In addition, a holder of a Disputed Claim or Disputed Interest shall not be entitled to vote in any election of directors of the Corporation, or any other matter requiring the vote of stockholders until such time as the Disputed Claim has become an Allowed Claim or Allowed Interest, and the holder of such Allowed Claim or Allowed Interest has received its distribution and become a stockholder of record of the Corporation.

           (iii) The Class Action Trustee shall be entitled to vote Class A Stock that has not yet been distributed to a Class Action Plaintiff pursuant to the Class Action Settlement and the Plan and is held by the Class Action Trustee; however, the Class Action Trustee shall be required to vote the Class A Stock in the same proportions and the same manner as the holders of shares of Common Stock have voted.

           (iv) Subject to Subsections (ii) and (iii) of this Section G of Article IV, each holder of record of Class A Stock and Common Stock shall have one vote for each share outstanding in his name on the books of the Corporation and entitled to vote. Cumulative voting shall not be permitted.

           (v) Subject to Subsections (ii) and (iii) of this
      Section G of Article IV, so long as there are any shares of Class A Stock outstanding, any of the actions of the Corporation specified in Sections (B), (D) or (I) of
      Article X shall require the affirmative vote of the plurality of the shares of each of the Class A Stock and the Common Stock, each voting separately as a class.

           (vi) Subject to Subsections (ii) and (iii) of this Section G of Article IV, except as may be otherwise required by law, this Article IV or Article VII, the holders of Class A Stock and Common Stock shall vote together as a single class.

           H.   Record Holders. Subject to Subsections (ii) and
(iii) of this Section G of Article IV, the Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

           I. Quorum. So long as any shares of Class A Stock are outstanding, the holders of (i) a majority of the issued and outstanding shares of Class A Stock and (ii) a majority of the issued and outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of any business at any duly called meeting of shareholders. Thereafter, the holders of a majority of all issued and outstanding shares entitled to vote generally in the election of directors ("Voting Stock"), present in person or represented by proxy, will constitute a quorum for the transaction of any business at any duly called meeting of shareholders.

           J.   Limitations on Five Percent Stockholders.

           (i) As used in this Section J of Article IV, the following terms have the respective meanings set forth below:

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Five Percent Stockholder" means a Person or group of Persons identified as a "five percent shareholder" of the Corporation for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder.

           "Percentage Stock Ownership" means percentage beneficial or legal ownership of Stock as determined in accordance with Section 382 of the Code and the Treasury
      Regulations promulgated thereunder.

           "Person" means an individual, corporation, estate, trust, association, company, partnership or similar organization.

           "Prohibited Transfer" means any purported Transfer of Stock to the extent that such Transfer would be prohibited and void under this Section G of Article IV.

           "Restriction Release Date" means the date one day following March 31, 2000.

           "Stock" means (i) shares of Common Stock, (ii) shares of Class A Stock, (iii) shares of Preferred Stock (except to the ex-tent that such Preferred Stock meets the requirements of Section

      1504(a)(4) of the Code), (iv) warrants, rights or options (within the meaning of Treasury Regulation Section 1.382-4(d)) to purchase Common Stock, Class A Stock or Preferred Stock (except to the extent that such Preferred Stock meets the requirements of Section 1504(a)(4) of the
      Code) from the Corporation and (iv) any other interests that would be treated as "stock" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18).

           "Transfer" means any sale, transfer, assignment, conveyance, pledge or other disposition or the issuance of any option to sell, transfer, assign, convey, pledge or otherwise dispose.

           "Treasury Regulation Section 1.382" means the final and temporary income tax regulations promulgated under
      Section 382 of the Code and any successor temporary or final regulation or regulations. Each reference to any subsection of such regulations includes references to any successor to such subsection.

           (ii) Any Transfer of legal or beneficial ownership of Stock prior to the Restriction Release Date, or any attempted Transfer of Stock under any agreement (including any arrangement treated as an option under Treasury Regulation Section 1.382-4) entered into prior to the Restriction Release Date shall be prohibited and void ab initio, regardless of whether such transfer has been recorded by the transfer agent of the Corporation (the "Agent") and new certificates have been issued, to the extent that, as a result of such purported Transfer (or any series of Transfers of which such purported Transfer is a part), either (a) any Person or group of Persons would become a Five Percent Stockholder or (b) the Percentage Stock Ownership of any Five Percent Stockholder would be increased; provided, that the foregoing provisions shall not preclude the settlement of any transaction entered into through the facilities of any national securities exchange in any Stock of the Corporation listed on such national securities exchange; and provided further, that any such Transfer described in the foregoing proviso shall nonetheless constitute a Prohibited Transfer for the purposes of this Section J of Article IV. The prohibition set forth in the preceding sentence shall not apply to (y) any Transfer that has been approved in advance by the Board of Directors of the Corporation, which approval may be withheld only if, in the judgment of the board of directors, such Transfer may increase the risk that the use of the Corporation's (or a predecessor of the Corporation's) net operating loss carryforwards, tax losses recognized in the future or other tax attributes will be subject to limitation under Section 382 of the Code and (z) any Transfer made in compliance with exceptions provided by the Board of Directors in a resolution or resolutions adopted from time to time.

           (iii) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the "Purported Transferee") shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Stock that is the subject of the Prohibited Transfer (the "Excess Stock"). The Purported Transferee shall not be entitled, with respect to such Excess Stock, to any rights of a stockholder of the Corporation, including without any limitation, the right to vote such Excess Stock and to receive dividends or distributions in respect thereof, if any.

           (iv) If a purported Transfer of Stock would constitute a Prohibited Transfer, then the Purported Transferee shall transfer or cause to be transferred upon demand of the Corporation any certificate or other evidence of ownership of all Excess Stock then within the Purported Transferee's possession or control, together with all dividends or distributions, if any, that may have been received by the Purported Transferee from the Corporation with respect to such Excess Stock ("Prohibited Distributions"), to the Agent. The Agent shall thereupon sell the Excess Stock transferred to it in an arm's length transaction or transactions (over the principal securities exchange on which the appropriate class or series of Stock is traded, if possible). If the Purported Transferee shall have resold any Excess Stock before receiving the foregoing demand from the Corporation, the Purported Transferee shall be deemed to have sold such Excess Stock on behalf of the Agent and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to the following sentence if the Agent rather than the Purported Transferee had resold such Excess Stock. The Agent shall apply any Prohibited Distributions and any proceeds of a sale by it of Excess Stock and, if the Purported Transferee has previously resold such Excess Stock, any amounts received by it from a Purported Transferee as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for such Excess Stock (or the fair market value, calculated on the basis of the closing market price for the appropriate class or series of Stock on the trading day immediately preceding the Transfer, of such Excess Stock at the time of the purported Transfer to the purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined by the board of directors in its sole discretion; and (c) third, any remaining amounts shall be paid to the purported transferor of such Prohibited Transfer if such person can be identified, otherwise in equal shares to the American Cancer Society. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount specified in clause
      (b) of the preceding sentence. In no event shall the proceeds of any sale of Excess Stock pursuant to this Section J of Article IV inure to the benefit of the Corporation.

           (v) If the Purported Transferee fails to surrender Excess Stock or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Corporation makes a demand pursuant to the preceding Subsection (iv), then the Corporation shall institute legal proceedings to compel the surrender.

           (vi) Insofar as necessary or appropriate, the Bylaws of the Corporation shall make appropriate provisions to effectuate the requirements of this Section J of Article
      IV. All certificates representing Stock issued prior to the Restriction Release Date shall bear a legend to the effect that such Stock and any Stock acquired prior to the Restriction Release Date upon exercise or conversion of such Stock are subject to the restrictions set forth in this Section J of Article IV. A majority of the directors of the Corporation shall have the power to determine all matters necessary to determine compliance with this Section J of Article IV, including without limitation (a) whether a new Five Percent Stockholder would be required to be identified in certain circumstances, (b) whether a purported Transfer is a Prohibited Transfer, (c) the Percentage Stock Ownership of any holder of Stock, (d) whether an instrument constitutes Stock, (e) the amount (or fair market value) due to a Purported Transferee and (f) any other matters which a majority of the directors determine to be relevant; and the good faith determination of a majority of the directors on such matters shall be conclusive and binding on the Corporation and all holders of Stock.

                             ARTICLE V

                      Legends on Certificates

           (A) Legend on Class A Stock. All certificates for shares of Class A Stock issued by the Corporation and all shares of Common Stock to be issued on conversion of Class A Stock will conspicuously bear a legend in substantially the following form:

           "IN ORDER TO PRESERVE CERTAIN TAX BENEFITS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS OF THE CORPORATION'S CERTIFICATE OF INCORPORATION AND BYLAWS WHICH LIMIT THE TRANSFERABILITY OF SUCH SECURITIES. A COPY OF THE CERTIFICATE OF INCORPORATION HAS BEEN DEPOSITED WITH THE CORPORATION AT ITS PRINCIPAL OFFICE, AND THE CORPORATION WILL FURNISH A COPY THEREOF TO THE RECORD HOLDER OF THESE SECURITIES WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS."

           (B) Legend on Common Stock. All certificates for shares of Common Stock issued by the Corporation including shares of Common Stock distributed by the Disbursing Agent, will conspicuously bear a legend in substantially the following form:

           "IN ORDER TO PRESERVE CERTAIN TAX BENEFITS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS OF THE CORPORATION'S CERTIFICATE OF INCORPORATION AND BYLAWS WHICH LIMIT THE TRANSFERABILITY OF SUCH SECURITIES. A COPY OF THE CERTIFICATE OF INCORPORATION HAS BEEN DEPOSITED WITH THE CORPORATION AT ITS PRINCIPAL OFFICE, AND THE CORPORATION WILL FURNISH A COPY THEREOF TO THE RECORD HOLDER OF THESE SECURITIES WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS."

                            ARTICLE VI

                         Rights Agreements

           The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation, recognizing that, under certain circumstances, the creation and issuance of such rights could have the effect of discouraging third parties from seeking, or impairing their ability to seek, to acquire a significant portion of the outstanding securities of the Corporation, to engage in any transaction which might result in a change of control of the Corporation or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting or disposing of any securities of the Corporation. The times at which and the specific terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

           (A) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon the exercise of such rights.

           (B) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation.

           (C) Provisions which set forth the type and amount of stock for which such rights are exercisable and provisions which adjust the number or exercise price of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.

           (D) Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.

           (E) Provisions which permit the Corporation to redeem or exchange such rights, which redemption or exchange may be within the sole discretion of the Board of Directors, if the Board of Directors reserves such right to itself.

           (F) The appointment of a rights agent with respect to such rights.

                            ARTICLE VII

                        Board of Directors

           (A) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the Board of Directors shall consist of no more than 7 directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Initially, Class I directors shall be elected for a one-year term, Class II directors for a two-year term, and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning after the first annual meeting following March 31, 1997, successors to the class of directors whose terms expire at the annual meeting shall be elected for a three-year term.

           (B) Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specific circumstances, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected, subject, however, to prior death, resignation, retirement or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor or, if such director has no predecessor, as that of the class of directors to which such director has been elected.

           (C) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, so long as there are any shares of Class A Stock outstanding, the election of any director shall require the affirmative vote of a plurality of the shares of each of the Class A Stock and the Common Stock, voting separately as a class; thereafter, the election of any director shall require the affirmative vote of a plurality of all shares of Voting Stock, voting together as a single class.

                           ARTICLE VIII

                 Transactions with Related Persons

            (A) In addition to any affirmative vote required by law or this Certificate of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in Section C of this Article VIII, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of, any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of at least 66 2/3 percent of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock Beneficially Owned (as hereinafter defined) by such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

           (B) The provisions of Section A of this Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if the Business Combination shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority of the Board of Directors prior to the Acquisition Date (as hereinafter defined).

           (C) The following definitions shall apply with respect to this Article VIII:

           (i) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act of 1934 (the "Exchange Act") as in effect on the date this Certificate of Incorporation became effective under the GCL (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

           (ii) The term "Acquisition Date" shall mean the date on which any person becomes the Beneficial Owner of Voting Stock representing 10 percent or more of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock.

           (iii) A person shall be deemed the "Beneficial Owner" of, and shall be deemed to "Beneficially Own", shares of Capital Stock:

                (a) which such person or any of such person's Affiliates or Associates, directly or indirectly, has the sole or shared right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act or pursuant to any successor provision), pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, that a person shall not be deemed the "Beneficial Owner" of, or to "Beneficially Own", any security under this Subsection (a) as a result of an agreement, arrangement or understanding to vote such security that both (y) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the rules and regulations promulgated under the Exchange Act and (z) is not reportable by such person on Schedule 13D promulgated under the Exchange Act (or any comparable or successor report) without giving effect to any applicable waiting period; or

                (b) which are Beneficially Owned, directly or indirectly, by any other person (or any Affiliate or Associate thereof) with which such person (or any of such person's Affiliates or Associates) has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to Subsection (a) above) or disposing of any Capital Stock;

      provided, that (y) no director or officer of the Corporation (nor any Affiliate or Associate of any such director or officer) shall, solely by reason of any or all of such officers acting in their capacities as such, be deemed the "Beneficial Owner" of or to "Beneficially Own" any shares of Capital Stock that are Beneficially Owned by any other such director or officer, and (z) no person shall be deemed the "Beneficial Owner" of or to "Beneficially Own" any shares of Voting Stock held in any voting trust, any employee stock ownership plan or any similar plan or trust if such person does not posses the right to vote, to direct the voting of or to be consulted with respect to the voting of such shares.

           (iv) The term "Business Combination" shall mean:

                (a) any merger or consolidation of the
           Corporation or any Subsidiary (as hereinafter defined) with (y) any Interested Stockholder or (z) any other company (whether or not itself an Interested
           Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

                (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving the Corporation or any Subsidiary and any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which (except for any arrangement, whether as employee, consultant or otherwise, other than as a director, pursuant to which any Interested Stockholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Corporation, with respect to which arrangements the value tests set forth below shall not apply), together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value (as defined below) and/or involves aggregate commitments of $5,000,000 or more or constitutes more than 5 percent of the book value of the total assets (in the case of transactions involving assets or commitments other than Capital
           Stock) or 5 percent of the stockholders' equity (in the case of transactions in Capital Stock) of the entity in question (a "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business
           Combination involving the assets, securities and/or commitments constituting any Substantial Part; or

                (c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or

                (d) any reclassification of securities of the Corporation (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is Beneficially Owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

           (v) The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article IV of this Certificate of Incorporation.

           (vi) The term "Fair Market Value" shall mean (y) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 60-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use in its stead, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in accordance with Subsection (i) of Section D of this Article VIII, and (z) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in accordance with Subsection (i) of Section D of this Article VIII.

           (vii) The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity), who (a) is the Beneficial Owner of 10 percent or more of the then outstanding Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner of 10 percent or more of the then outstanding Voting Stock.

           (viii) The term "person" shall mean any individual, firm, corporation, partnership or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

           (ix) The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, for the purpose of the definition of Interested Stockholder set forth in Paragraph
      (vii) of this Section C, the term "Subsidiary" shall mean only a company of which a majority of each class of equity securities is Beneficially Owned by the Corporation.

           (D)(i) A majority of the Board of Directors shall have the power to determine for the purpose of this Article VIII, all questions arising under this Article VIII, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities Beneficially Owned by any person,
      (c) whether a person is an Affiliate or Associate of another, (d) whether a Business Combination is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more or constitutes more than 5 percent of the book value of the total assets or 5 percent of the stockholders' equity of the entity in question, (f) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part, (g) the date on which an Interested Stockholder became an Interested Stockholder,
      (h) the date on which an Acquisition Date occurred, (i) the Fair Market Value of stock or other property in accordance with Subsection (vi) of Section C of this Article VIII, and
      (j) any other matter relating to the applicability or effect of this Article VIII. Any such determination shall be binding and conclusive on all parties.

           (ii) The Board of Directors shall have the right to demand that any person who it believes is or may be an Interested Stockholder (or who holds of record shares of Capital Stock that are Beneficially Owned by any person that the Board of Directors believes is or may be an Interested Stockholder) supply the Corporation with complete information as to: (a) the record holders of all shares of Capital Stock that are Beneficially Owned by such person; (b) the number of shares of each class or series of Capital Stock that are Beneficially Owned by such person and held of record by each such record holder and the numbers of the stock certificates evidencing such shares; and (c) any other matter relating to the applicability or effect of this Article VIII as the Board of Directors may reasonably request. Each such person shall furnish such information within 10 days after the receipt of such demand.

           (E) Nothing contained in this Article VIII shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law or to be in derogation of any action, past or future, which has been or may be taken by the Board of Directors or the stockholders with respect to the subject matter contained herein.

           (F) For the purposes of this Article VIII, a Business Combination is presumed to have been proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would become such if such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Business Combination, unless as to such Interested Stockholder, Affiliate, Associate or person a majority of the Board of Directors makes a determination that such Business Combination is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or person.

                            ARTICLE IX

                  Personal Liability of Directors

           (A) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that this Section A of Article IX shall not eliminate or limit a director's liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. If the GCL is amended after the date this Certificate of Incorporation became effective under the GCL to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time.

           Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article IX.

           Any repeal or modification of this Section A of
Article IX shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

           The provisions of this Section A of Article IX shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Section A of Article IX.

           (B) The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of the Corporation or by reason of the fact that such person, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Section B of Article IX shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

           (C) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL. The Corporation may also create a trust fund, grant a security interest and/or use other means (including, but not limited to, letters of credit, surety bonds and/or use other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein or elsewhere.

                             ARTICLE X

                     Supermajority Requirement

           So long as any shares of Class A Stock are outstanding, the affirmative vote of not less than two-thirds of the directors present at any meeting at which a quorum is present shall be required to effect any action by the Board with respect to the matters set forth below, other than actions determined by the Board to constitute Business Combinations within the meaning of Article VIII of this Certificate of Incorporation.

           (A) Any modification, revision, alteration, amendment, repeal or rescission, in whole or in part, of any provision of this Certificate of Incorporation or the Bylaws of the Corporation.

           (B) Entering into any agreement to merge or consolidate the Corporation with or into any other person, as defined in Subsection (viii) of Section C of Article
      VIII.

           (C) Entering into any agreement for the Corporation or any of its subsidiaries to acquire all or substantially all of the properties, assets or equity of another person, if the value of the aggregate consideration for such acquisition, including any liabilities to be assumed by the Corporation or its subsidiaries, in the reasonable judgment of the Board of Directors, exceeds $5 million or more or constitutes more than 5 percent of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or of the shareholders' equity (in the case of transactions in capital stock) of the entity in question, as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the directors of the Corporation would be required to approve or authorize such transaction.

           (D) Selling, leasing, exchanging or otherwise disposing of all or substantially all of the business, assets or properties of the Corporation and its subsidiaries, taken as a whole.

           (E) Issuing, selling, or modifying the terms of any capital stock of the Corporation or its subsidiaries, or any warrant, option, note, debenture, call or other securities or rights convertible into or exchangeable therefor, or engaging in any recapitalization or reclassification involving any such capital stock or other securities.

           (F) Directly or indirectly redeeming, purchasing or otherwise acquiring any of the Corporation's securities.

           (G) Committing any voluntary act of insolvency or bankruptcy on behalf of the Corporation, including but not limited to (i) the filing of a voluntary petition in any bankruptcy, reorganization, winding-up or liquidation proceeding or other proceeding analogous in purpose and effect, (ii) applying for or consenting to the appointment of a receiver or trustee for a substantial portion of its assets, (iii) making an assignment for the benefit of creditors, (iv) admitting in writing its inability to pay its debts, or (v) consenting to the entry to any court order or judgment confirming its bankruptcy or insolvency or approving any reorganization, winding-up or liquidation.

           (H) Appointing or removing the Chief Executive Officer of the Corporation.

           (I) Appointing or replacing the Corporation's independent public auditors.

           (J) Calling a special meeting of the stockholders or fixing the date of an annual meeting of the stockholders.

                            ARTICLE XI

                       Amendments to Bylaws

           (A) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized and empowered to:

           (i) adopt, alter, amend, change or repeal the Bylaws of the Corporation, provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be adopted, altered, amended, changed or repealed by the Board of Directors subject to the provisions of Article X of this Certificate of Incorporation, or the stockholders having voting power with respect thereto, provided further, that, subject to the provisions of Article VIII of this Certificate of Incorporation, in the case of amendments by stockholders, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, the Bylaws; and

           (ii) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by law.

           (B) The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors in this Certificate of Incorporation or by law; provided, however, that no Bylaws hereafter adopted by the stockholders or otherwise shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

                            ARTICLE XII

                        Shareholder Consent

           Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without such a meeting except any action taken upon the signing of a consent in writing by all stockholders of the Corporation having voting power of the then outstanding Voting Stock setting forth the action to be taken. Subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board or the President of the Corporation.


                           ARTICLE XIII

                       Other Constituencies

           The Board of Directors, when evaluating any (a) tender offer or invitation for tenders, or proposal to make a tender offer or request or invitation for tenders, by another party, for any equity security of the Corporation or (b) proposal or offer by another party to (i) merge or consolidate the Corporation or any subsidiary with another corporation, (ii) purchase or otherwise acquire all or a substantial portion of the properties or assets of the Corporation or any subsidiary, or sell or otherwise dispose of to the Corporation or any subsidiary all or a substantial portion of the properties or assets of such other party or (iii) liquidate, dissolve, reclassify the securities of, declare an extraordinary dividend of, recapitalize or reorganize the Corporation, shall take into account all factors which the Board of Directors deems relevant, including, without limitation, to the extent so deemed relevant, the potential impact on employees, customers, suppliers, partners, joint venturors and other constituents of the Corporation and the communities in which the Corporation operates.

                            ARTICLE XIV

            Amendments to Certificate of Incorporation

           (A) Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, any agreement with any national securities exchange or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by any other provision of this Certificate of Incorporation, any agreement with any national securities exchange or any provision of law, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, excluding Voting Stock Beneficially Owned, shall be required to alter, amend or repeal Section J of Article IV, Article VI, Article VII, Article VIII,
Article XI, Article XII, Article XIII or this Article XIV or to adopt any provision inconsistent therewith; provided, however, that this Section (A) shall not apply to, and such 80 percent vote shall not be required for, any alteration, amendment, repeal or adoption recommended by more than 50 percent of the entire Board of Directors.

           (B) Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XIV; provided, however, that any amendment or repeal of Article IX of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; and provided further, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

           IN WITNESS HEREOF, said Spectrum Information
Technologies, Inc. has caused this Restated Certificate of Incorporation to be signed by its President and attested by its Secretary and has caused its corporate seal to be hereunto affixed, as of this 31st day of March, 1997.

                              SPECTRUM INFORMATION TECHNOLOGIES, INC.

                              By: /s/ Donald J. Amoruso
                                 -------------------------------
                                  Donald J. Amoruso
                                  Chief Executive Officer and
                                  Chairman of the Board

Attest: /s/ Christopher M. Graham
       ---------------------------
        Christopher M. Graham
        General Counsel and
        Secretary